CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 26 to the Registration Statement on Form N-4, No. 333-139759 of RiverSource® FlexChoice Variable Annuity of our report dated February 25, 2014 relating to the consolidated financial statements of RiverSource Life Insurance Company and to the use of our report dated April 21, 2014 with respect to the financial statements of RiverSource Variable Annuity Account, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 21, 2014